                                                                                                 EXHIBIT 12
                                                                 COLUMBUS SOUTHERN POWER COMPANY
                                                 Computation of Consolidated Ratios of Earnings to Fixed Charges
                                                                (in thousands except ratio data)
                                                                                                    Twelve
                                                                                                    Months
                                                                 Year Ended December 31,            Ended
                                                 --------------------------------------------------
                                                   1996      1997       1998      1999      2000    6/30/01
                                                   ----      ----       ----      ----      ----     ------
Fixed Charges:
  Interest on First Mortgage Bonds. . . . . . . . $59,711    $55,156   $47,323   $43,207    $40,602  $39,810
  Interest on Other Long-term Debt. . . . . . . .  12,125     15,525    23,594    25,878     25,878   25,913
  Interest on Short-term Debt . . . . . . . . . .   2,400      5,104     3,493     2,460      2,412    3,961
  Miscellaneous Interest Charges. . . . . . . . .   4,374      4,729     4,459     4,659     14,205   14,100
  Estimated Interest Element in Lease Rentals . .   4,600      4,100     5,300     4,600      5,300    5,300
                                                  -------    -------   -------   -------    -------  -------
       Total Fixed Charges. . . . . . . . . . . . $83,210    $84,614   $84,169   $80,804    $88,397  $89,084
                                                  =======    =======   =======   =======    =======  =======

Earnings:
  Income Before Extraordinary Item    . . . . . . $107,108   $119,379  $133,044  $150,270  $120,202 $142,485
  Plus Federal Income Taxes . . . . . . . . . . .   60,302     69,760    71,202    82,686   116,590  119,044
  Plus State Income Taxes . . . . . . . . . . . .       11          6         3        89       136    2,199
  Plus Fixed Charges (as above) . . . . . . . . .   83,210     84,614    84,169    80,804    88,397   89,084
                                                  --------   --------  --------  --------  -------- --------
       Total Earnings . . . . . . . . . . . . . . $250,631   $273,759  $288,418  $313,849  $325,325 $352,812
                                                  ========   ========  ========  ========  ======== ========

Ratio of Earnings to Fixed Charges. . . . . . . .     3.01       3.23      3.42      3.88      3.68     3.96
                                                      ====       ====      ====      ====      ====     ====